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         THIS DOCUMENT IS A COPY OF THE EXHIBIT 4(D)(1) TO FORM 10-Q
  FILED ON MAY 15, 1996 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.



               ASSIGNMENT, BILL OF SALE, AND ASSUMPTION AGREEMENT


         THIS AGREEMENT, BILL OF SALE, AND ASSUMPTION AGREEMENT is made and entered into by and between Vanguard Cellular Systems, Inc., a North Carolina corporation (the "Parent Company"), and Vanguard Cellular Financial Corp., a North Carolina corporation and a subsidiary of the Parent Company (the "Financial Corp."), to evidence the transfer, effective on April 9, 1996, by the Parent Company to the Financial Corp. of all of the Parent Company's assets, subject to the Financial Corp.'s assumption of the Parent Company's current liabilities and of its liabilities for deferred taxes and deferred compensation.

         1. Definitions. As used herein, the following terms have the following meanings unless the context otherwise required:

                  (a) "Assets" means all of the Parent Company's right, title and interest in and to any and all of its corporate assets of every kind and description, real, personal and mixed, tangible and intangible, known and unknown, contingent or otherwise, including, without limitation, all of its land, buildings, equipment, furniture and fixtures, appliances, motor vehicles, agreements, leases, accounts receivable and other evidences of indebtedness, securities, cash, cash equivalents, bank accounts, deposits, refunds, claims, causes of action, contract rights, customer orders, purchase orders, permits and licenses. Without limiting the generality of the foregoing, Assets shall include the machinery, equipment, furniture, fixtures and other items of personal property described in the personal property list attached hereto as Schedule A and the certain contractual rights included in these assigned agreements on Schedule B.

                  (b) "Liabilities" means all of the Parent Company's current liabilities as of the Effective Time, as determined in accordance with generally accepted accounting principles, whether known or unknown and whether accrued or contingent, and all of the Parent Company's liabilities for deferred taxes and deferred compensation as of the Effective Time.

                  (c) "Effective Time" means 12:01 a.m. on April 9, 1996.

         2. Conveyances. The Parent Company hereby grants, bargains, sells,

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conveys, assigns, transfers and deliveries all of the Assets to the Financial
Corp., at and as of the Effective Time. TO HAVE AND TO HOLD all and singular the said Assets hereby granted, bargained, sold, conveyed, assigned, transferred and delivered unto the Financial Corp., its successors and assigns forever. Notwithstanding the foregoing, if the conveyance and assignment attempted to be made hereunder of any agreement, lease, permit, license, right, claim or other Asset would be ineffective as between the Parent Company and the Financial Corp. without the consent of a third party, or would serve as a cause for terminating or invalidating any such agreement, lease, permit, license, right, claim or other Asset or would cause or serve as a cause for the loss of ownership thereof, then such Asset is excluded from the aforesaid conveyance and assignment, and the Parent Company, shall, to the greatest extend permitted, hold such Asset for the exclusive use and benefit of the Financial Corp. until such consent has been obtained. Upon the obtaining of such consent, no further conveyance or assignment shall be required, but full and complete title to such Asset shall automatically become vested in the Financial Corp. by virtue of this instrument.

         3. Acceptance of Assets. The Financial Corp. accepts the Assets at and as of the Effective Time and in consideration of the transfer thereof.

         4. Assumption of Liabilities. The Financial Corp. hereby assumes and agrees to pay, perform and fully discharge all of the Liabilities and to indemnify, defend and hold harmless the Parent Company, its successors and assigns, of and from any and all liabilities, costs and expenses, including court costs and attorneys' fees, incurred by the Parent Company from and after the Effective Time and based upon or arising out of the Liabilities hereby assumed.

         5. No Warranties. The Assets are conveyed to the Financial Corp. "AS IS", and THE PARENT COMPANY EXPRESSLY DISCLAIMS ANY WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6. Sales Taxes and Recording Fees. The parties agree that the Financial Corp. shall pay all sales, use and similar taxes, if any, arising out of the sales, conveyances, assignments, transfers and deliveries made hereunder or pursuant hereto and shall pay all documentary, filing and recording fees required in connection therewith.

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         7. Employees. At and as of the Effective Time, all employees employed by the Parent Company shall cease being employees of the Parent Company and shall become employees of the Financial Corp. In connection therewith, the Parent Company and the Financial Corp. shall take such action as may be necessary in order for the Financial Corp. to adopt and continue in effect all of the employee benefit plans and programs sponsored by the Parent Company immediately prior to the Effective Time.

         8. Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parent Company will execute and deliver such instruments of conveyance, assignment, transfer and delivery, and take such other action , as the Financial Corp. may reasonably request in order more effectively to vest in the Financial Corp. beneficial and record title to the Assets.

         9. Power of Attorney. The Parent Company does hereby constitute and appoint the Financial Corp., its successors and assigns, the true and lawful attorney of the Parent Company with full power of substitution for it and in its name, place and stead or otherwise but on behalf of the Parent Company, its successors an assigns, and for the benefit of the Financial Corp., its successors and assigns, to demand and receive from time to time any and all property and assets, real, personal, and mixed, tangible and intangible, hereby conveyed and assigned (or intended to be conveyed and assigned) and to execute in the name of the Parent Company, its successors and assigns, deeds, assignments and other instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Parent Company for the benefit of the Financial Corp. any and all proceedings at law, in equity or otherwise which the Financial Corp., its successors and assigns, may deem proper in order to collect, assert or enforce any claims, rights or title of any kind in and to the Assets hereby conveyed and assigned (or intended to be conveyed and assigned) and to defend and compromise any and all actions, suits or proceedings in respect of any of said Assets and to do any and all such other acts and things in furtherance of this Assignment, Bill of Sale, and Assumption Agreement as the Financial Corp., its successors or assigns, shall deem advisable. The Parent Company hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Parent Company or its successors or assigns or by operation of law.


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         10. Binding Effect. This Assignment, Bill of Sale, and Assumption
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         11. Integration. This instrument constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

         12. Applicable Law. This instrument shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the Parent Company and the Financial Corp. have caused this instrument to be executed under seal by their duly authorized officers.


ATTEST:                                        VANGUARD CELLULAR SYSTEMS, INC.


By: /s/ Richard C. Rowlenson                   By: /s/ Haynes G. Griffin
Title: Assistant Secretary                     Title: President



ATTEST:                                        VANGUARD CELLULAR FINANCIAL
                                                           CORP.


By: /s/ Richard C. Rowlenson                   By: /s/ Haynes G. Griffin
Title: Assistant Secretary                     Title: President




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